SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2014

TRUE DRINKS HOLDINGS, INC.

(Exact name of Registrant as specified in its Charter)

Nevada	001-32420	84-1575085
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

18552 MacArthur Blvd., Suite 325, Irvine, California 92612
(Address of principal executive offices)

(949) 203-3500
(Registrant’s Telephone Number)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

See Item 3.02.

Item 3.02 Unregistered Sales of Equity Securities.

Series B Offering

On January 31, 2014 and February 5, 2014, True Drinks Holdings, Inc. (the “Company”) received gross proceeds of $1.67 million from the sale of 417,500 shares of Series B Convertible Preferred Stock (“Series B Preferred”) to certain accredited investors (each an “Investor” and collectively, the “Investors”) in connection with the Series B Offering, previously disclosed by the Company in the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 26, 2013. As additional consideration for the purchase of shares of Series B Preferred, the Company issued to the Investors five-year warrants (the “Warrants”) to purchase an aggregate total of approximately 1.94 million shares of the Company's common stock, par value $0.001 per share (“Common Stock”), for $0.30 per share. Each Investor submitted to the Company a signed Securities Purchase Agreement and became a signatory to the Registration Rights Agreement, by and between the Company and all Investors participating in the Series B Offering, dated November 25, 2013. Proceeds from the Series B Offering are expected to be used for general working capital purposes.

Both Merriman Capital, Inc. (“Merriman”) and Candlewood Partners (“Candlewood”) acted as placement agents for the February 5, 2014 transaction (the “February 5th Release”).  As consideration for their services, Merriman and Candlewood received: (i) cash compensation of $18,050 and $53,550, respectively; (ii) five-year warrants to purchase 51,400 and 91,800 shares of the Company’s Common Stock for $0.25 per share, respectively; and (iii) five-year warrants to purchase 14,992 and 26,775 shares of the Company’s Common Stock for $0.30 per share, respectively (collectively, the “Placement Agent Warrants”).

The February 5th Release represents the final issuance in the Series B Offering. In total, the Company received gross proceeds of $8.0 million, and issued 2.0 million shares of Series B Preferred and Warrants to purchase approximately 9.3 million shares of Common Stock over the course of the Series B Offering. A copy of the press release announcing the completion of the Series B Offering is attached to this Current Report on Form 8-K as Exhibit 99.1.

Note Conversions

On January 31, 2014, the Company completed the exchange of debt held by certain holders of the Company’s outstanding promissory notes (the “Holders”). In total, the Holders exchanged certain promissory notes in the aggregate total amount of approximately $815,770 in principal, accrued interest and fees, for 203,947 shares of Series B Preferred and Warrants to purchase 951,742 shares of Common Stock, on substantially similar terms to the Series B Offering. Together with the Note Conversions disclosed in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 5, 2013, the Company has converted outstanding promissory notes totaling approximately $1.76 million in principal, accrued interest and fees into approximately 400,000 shares of Series B Preferred and Warrants to purchase approximately 1.78 million shares of Common Stock.

The shares of Series B Preferred, Warrants and Placement Agent Warrants were offered and sold in transactions exempt from registration under the Securities Act of 1933, as amended (“Securities Act”), in reliance on Section 3(a)(9) and /or Section 4(2) thereof and Rule 506 of Regulation D thereunder. Each of the Investors and Holders, and Merriman and Candlewood represented that it was an “accredited investor” as defined in Regulation D.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

On February 6, 2014, the Company filed an amendment to its Articles of Incorporation with the Nevada Secretary of State (the “Amendment”) to increase the total authorized shares of the Company's Common Stock from 40.0 million shares to 120.0 million shares. A copy of the Amendment is attached to this Current Report on Form 8-K as Exhibit 3.1. The Company previously disclosed information with respect to the Amendment in the Consent Solicitation Statement on Schedule 14A, filed with the Securities and Exchange Commission on January 13, 2014.

Item 5.07  Submission of Matters to a Vote of Security Holders.

Between January 14, 2014 and February 6, 2014, the Company solicited written consents from its shareholders, requesting approval of certain matters pursuant to the Consent Solicitation Statement on Schedule 14A filed with the Securities and Exchange Commission on January 13, 2014 (the “Consent Solicitation”). The results of the Consent Solicitation are set forth below.

Proposal No. 1- Amendment to Increase the Company’s Authorized Stock

For	Against	Abstain
27,880,022	9,432,151	102,003

Written consents

representing at least 27,811,074 votes ‘FOR’ this Proposal, or a majority of the shares of the Company’s voting stock as of the December 27, 2013 (the “Record Date”), were required to approve the Amendment. Accordingly, the Amendment to increase the total number of the Company’s authorized shares Common Stock from 40.0 million shares to 120.0 million shares was approved.

Proposal No. 2- 2013 Stock Incentive Plan

For	Against	Abstain
17,994,480	14,514,629	4,905,067

Written consents

representing at least 27,811,074 votes ‘FOR’ this Proposal, or a majority of the shares of the Company’s voting stock as of the Record Date were required to approve the 2013 Stock Incentive Plan. Accordingly, the 2013 Stock Incentive Plan was not approved.

For more information about the foregoing proposals, please review the Consent Solicitation Statement on Schedule 14A filed with the Securities and Exchange Commission on January 13, 2014, filed with the Securities and Exchange Commission on June 12, 2013.

Item 9.01 Financial Statements and Exhibits

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUE DRINKS HOLDINGS, INC.

Date: February 6, 2014	By:	/s/ Daniel Kerker
Daniel Kerker
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
3.1	Certificate of Amendment to the Articles of Incorporation of True Drinks Holdings, Inc., dated February 6, 2014
99.1	Press Release, dated February 6, 2014